Exhibit 23.7

CONSENT OF MILLER AND LENTS, LTD.

INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-181531 on Form S-3 of Breitburn Energy Partners LP (the “Registration Statement”) of our letter report dated February 15, 2012, with respect to the proved oil, gas and natural gas liquids reserves and projected future net reserves associated with these reserves as of December 31, 2011 attributable to QR Energy, LP, of our letter report dated April 10, 2012, with respect to the proved oil, gas and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2011 attributable to Quantum Resources Management, LLC, of our letter report dated January 29, 2013, with respect to the proved oil, gas and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2012 attributable to QR Energy, LP., and of our abbreviated report dated and November 12, 2013, with respect to the proved oil, gas and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2012 attributable to QR Energy, LP. We also hereby consent to all references to our firm and information from the reports included in the Registration Statement.

The analysis, conclusions, and methods contained in the reports are based upon information that was in existence at the time the report was rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the reports. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in such reports in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

MILLER AND LENTS, LTD.

By:	/s/ R. Lee Comer, Jr.
R. Lee Comer, Jr., P.E.
Senior Vice President

Houston, Texas

November 21, 2014